Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

XILIO THERAPEUTICS, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is dated as of March 27, 2024, by and between Xilio Therapeutics, Inc., a Delaware corporation (the “Company”), and Gilead Sciences, Inc., a Delaware corporation (“Gilead”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Gilead, and Gilead desires to purchase from the Company, shares of common stock of the Company as more fully described in this Agreement; and

WHEREAS, concurrently herewith, Xilio Development, Inc. (“Xilio Development”) and Gilead have entered into a License Agreement (the “License Agreement”), and the Company and Gilead have entered into an Investor Rights Agreement (the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Gilead agree as follows:

ARTICLE 1

DEFINITIONS
1.1Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:
1.1.1“Action” has the meaning set forth in Section 3.1.12 hereof.
1.1.2“Additional Closing” has the meaning set forth in Section 2.3.2 hereof.
1.1.3“Additional Closing Date” has the meaning set forth in Section 2.3.2 hereof.
1.1.4“Additional Shares” means the shares of Common Stock and/or Pre-Funded Warrants, as applicable, subject to an Additional Shares Purchase Exercise Notice.
1.1.5“Additional Share Purchase Details” has the meaning set forth in Section 2.3.2.
1.1.6“Additional Shares Purchase Exercise Confirmation” has the meaning set forth in Section 2.3.2 hereof.

1.1.7“Additional Shares Purchase Exercise Notice” has the meaning set forth in Section 2.3.2 hereof.
1.1.8“Additional Shares Purchase Price” means, with respect to an Additional Closing, a price per share and/or a price per Pre-Funded Warrant to purchase a share of Common Stock, as applicable, equal to (a) the price per share of Common Stock and/or per pre-funded warrant to purchase Common Stock, as applicable, paid by investors in an Equity Financing or (b) if no such Equity Financing has occurred within the five (5) days preceding the delivery of the Additional Shares Purchase Exercise Notice (such period, the “Recent Financing Period”), the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) on the Trading Day immediately preceding the date the Company delivers the Additional Shares Purchase Exercise Notice; provided that if the purchase price per share of Common Stock determined pursuant to the foregoing clause (a) is less than the lower of (i) the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) immediately preceding the date on which the Company delivers the Additional Shares Purchase Exercise Notice or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the date on which the Company delivers the Additional Shares Purchase Exercise Notice, the Additional Shares Purchase Price shall instead be the lower of the amounts set forth in clauses (i) and (ii).
1.1.9“Adjusted Company Capitalization” means, as of any date of measurement, the total number of outstanding shares of voting capital stock of the Company after giving effect to the exercise of any outstanding pre-funded warrants to purchase shares of the Company’s voting capital stock.
1.1.10“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person.
1.1.11“Aggregate Additional Purchase Price” means the dollar amount obtained by multiplying the number of Additional Shares to be purchased at an Additional Closing by the applicable Additional Shares Purchase Price.
1.1.12“Aggregate Equity Investment” means the sum of the Aggregate Initial Purchase Price, the Aggregate Additional Purchase Price from any prior Additional Closing and any amounts invested pursuant to Section 4.3 of the Investor Rights Agreement.
1.1.13“Aggregate Initial Purchase Price” means the dollar amount obtained by multiplying the number of shares of Common Stock constituting the Initial Shares by the Initial Shares Purchase Price.
1.1.14“Anti-Corruption Laws” has the meaning set forth in Section 3.1.17 hereof.
1.1.15 “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
1.1.16“Beneficial Ownership” or “Beneficial Owner” or “Beneficially Own” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.1.17“Business Day” means any day on which Nasdaq and commercial banks in the City of New York are open for business.
1.1.18“Closing” means, as applicable, the Initial Closing or the Additional Closing.
1.1.19“Closing Date” means, as applicable, the Initial Closing Date or each Additional Closing Date.
1.1.20“Commission” means the United States Securities and Exchange Commission.
1.1.21“Common Stock” means the Company’s common stock, par value $0.0001 per share.
1.1.22“Company Capitalization” means, as of any date of measurement, the total number of outstanding shares of voting capital stock of the Company.
1.1.23“Control,” including the terms “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.1.24“Cross-Receipt” means a cross-receipt substantially in the form of Exhibit A hereto.
1.1.25“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
1.1.26“Disclosure Schedule” means the confidential Disclosure Schedule referred to in Section 3.1 hereof, if any, delivered by the Company concurrently with the execution and delivery of this Agreement and, with respect to any Additional Closing, as such Disclosure Schedule may be updated and delivered by the Company prior to the applicable Additional Closing Date.
1.1.27“Disqualification Event” has the meaning set forth in Section 3.1.20 hereof.
1.1.28“Entity” has the meaning set forth in Section 3.1.18(a) hereof.
1.1.29“Equity Financing” means a registered public offering, private placement, registered direct offering or similar transaction, or series of transactions, in which the Company sells shares of its Common Stock and/or pre-funded warrants to purchase Common Stock to investors.
1.1.30“Evaluation Date” has the meaning set forth in Section 3.1.10 hereof.
1.1.31“Event of Default” has the meaning set forth in Section 4.7 hereof.

1.1.32“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.1.33“Exercise Period” means the period beginning on the date of this Agreement and continuing through the date that is the first anniversary of the Initial Closing Date.
1.1.34“FDA” has the meaning set forth in Section 3.1.13 hereof.
1.1.35“GAAP” has the meaning set forth in Section 3.1.9 hereof.
1.1.36“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority, including Nasdaq).
1.1.37“Individual” has the meaning set forth in Section 3.1.18(a) hereof.
1.1.38“Initial Closing” means the closing of the sale of the Initial Shares pursuant to Section 2.3.1 hereof.
1.1.39“Initial Closing Date” has the meaning set forth in Section 2.3.1 hereof.
1.1.40“Initial Shares” means 6,860,223 shares of Common Stock.
1.1.41“Initial Shares Purchase Price” means a purchase price per share of Common Stock equal to the lower of (i) $1.97 per share and (ii) [**] of the average daily volume-weighted average per share price of the Common Stock on Nasdaq as reported by Bloomberg L.P. over the [**] Trading Day period ending on and including the last Trading Day prior to the date of this Agreement, rounded to the nearest cent; provided that if the purchase price per share of Common Stock calculated pursuant to the foregoing clause is less than the lower of (A) the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement or (B) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the signing of this Agreement, the Initial Shares Purchase Price shall instead be the lower of the amounts set forth in clauses (A) and (B).
1.1.42“Intellectual Property Rights” has the meaning set forth in Section 3.1.15 hereof.
1.1.43“Investor Rights Agreement” has the meaning set forth in the recitals.
1.1.44“Issuer Covered Person” has the meaning set forth in Section 3.1.20 hereof.
1.1.45“Law” or “law” means any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law, statute, ordinance, code, determination, principle of common law or any other requirement having the effect of law of any Governmental

Authority (including any rule, regulation, plan, injunction, judgment, order, award, decree, ruling, requirement, guidance, policy or charge thereunder or related thereto), in each case as amended, whether in the United States or a foreign jurisdiction.

1.1.46“License Agreement” has the meaning set forth in the recitals.
1.1.47“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, mortgage, claim, easement, right-of-way, option, title retention agreement, preemptive right or other restriction.
1.1.48“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), results of operations, business, management, properties or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement.
1.1.49“Maximum Equity Investment” means $25,000,000.
1.1.50“Nasdaq” means the Nasdaq Stock Market.
1.1.51“OFAC” has the meaning set forth in Section 3.1.18(a) hereof.
1.1.52“Other Investor Documentation” has the meaning set forth in Section 2.6.1(m) hereof.
1.1.53“Permits” has the meaning set forth in Section 3.1.13 hereof.
1.1.54“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.1.55“Pre-Funded Warrant” means a pre-funded warrant issued pursuant to Section 2.3.2 hereof, which shall be in substantially the same form as the pre-funded warrants offered and sold to investors in the most recent Equity Financing in which pre-funded warrants were offered and sold to investors, and which shall include a provision that prevents the holder from exercising such pre-funded warrant to the extent the exercise thereof would cause such holder to Beneficially Own more than 19.9% of the Company Capitalization.
1.1.56“Principal Market” means the NASDAQ Global Select Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market or the NASDAQ Capital Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.
1.1.57“Recent Financing Period” has the meaning set forth in Section 1.1.8 hereof.

1.1.58“[**]” has the meaning set forth in Section [**].
1.1.59“Required Approvals” has the meaning set forth in Section 3.1.4 hereof.
1.1.60“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
1.1.61“Sanctions” has the meaning set forth in Section 3.1.18(a) hereof.
1.1.62“SEC Report” means any report filed or furnished by the Company with the Commission under the Exchange Act or the Securities Act.
1.1.63“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.1.64“Shares” means the Initial Shares and the Additional Shares collectively.
1.1.65“Trading Day” means a day on which Nasdaq is open for trading.
1.1.66“Transfer Agent” means Computershare Trust Company, N.A., with a mailing address of 150 Royall Street, Canton, Massachusetts 02021, or any successor transfer agent of the Common Stock.
1.1.67“Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank address, (c) account number and (d) ABA routing number.
ARTICLE 2

PURCHASE AND SALE OF SHARES
2.1Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company will issue and sell to Gilead, and Gilead will purchase from the Company, the Initial Shares, at a price per share equal to the Initial Shares Purchase Price, for an aggregate purchase price equal to the Aggregate Initial Purchase Price. Subject to the terms and conditions of this Agreement, at each Additional Closing, if any, the Company will issue and sell to Gilead, and Gilead will purchase from the Company, the number of Additional Shares specified in the applicable Additional Shares Purchase Exercise Notice, at a price per share equal to the applicable Additional Shares Purchase Price, for an aggregate purchase price equal to the applicable Aggregate Additional Purchase Price.
2.2Payment.
2.2.1At the Initial Closing, Gilead will pay the Aggregate Initial Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Valid Account Details, together with a Form W-9, which Valid Account Details will have been provided by the Company to Gilead at least two (2) Business Days prior to the Initial Closing Date.

2.2.2At each Additional Closing, if any, Gilead will pay the applicable Aggregate Additional Purchase Price, in each case by wire transfer of immediately available funds in accordance with the Valid Account Details, together with a Form W-9, which Valid Account Details will have been provided by the Company to Gilead at least two (2) Business Days prior to the Additional Closing Date.
2.2.3The Company shall cause delivery of the applicable Shares at each Closing to be made in book-entry form to an account of Gilead specified in writing by Gilead at the Transfer Agent.
2.3Closings.
2.3.1The Initial Closing shall occur at 12:00 pm (New York City time) on such date as the parties may select, not later than the second (2nd) Business Day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Section 2.6 (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), unless such other place, time and date shall be agreed in writing between the Company and Gilead (such date, the “Initial Closing Date”).
2.3.2Subject to the conditions set forth in Section 2.7, the Company may, on no more than three separate occasions, during the Exercise Period elect to cause Gilead to purchase from the Company a number of Additional Shares specified by the Company in writing to Gilead (an “Additional Shares Purchase Exercise Notice”) at the applicable Additional Shares Purchase Price, [**]; provided further that the number of Additional Shares indicated by the Company in such Additional Shares Purchase Exercise Notice shall not cause the Aggregate Equity Investment following issuance and sale of such Additional Shares to exceed the Maximum Equity Investment; and provided further that the issuance and sale of such Additional Shares to Gilead shall not cause Gilead to Beneficially Own a number of shares of Common Stock equal to greater than 19.9% of the Adjusted Company Capitalization as of the applicable Additional Closing Date, and that any Additional Shares issued and sold to Gilead in such Additional Closing that would cause Gilead to Beneficially Own a number of shares of Common Stock equal to greater than 19.9% of the Company Capitalization as of the applicable Additional Closing Date shall be allocated to Pre-Funded Warrants (provided that Gilead shall not be required to purchase any such allocation of Pre-Funded Warrants, in whole or in part). The Additional Shares Purchase Exercise Notice shall also include the Company’s calculation of the (i) Aggregate Equity Investment, (ii) allocation of the shares of Common Stock and, if applicable, Pre-Funded Warrants constituting the Additional Shares subject to the Additional Shares Purchase Exercise Notice (provided that Gilead shall not be required to purchase any allocation of Pre-Funded Warrants, in whole or in part) and (iii) percentage of the Adjusted Company Capitalization Beneficially Owned by Gilead after giving effect to the Additional Closing (such information, the “Additional Share Purchase Details”). Gilead shall (a) confirm its agreement with the information set forth in the Additional Shares Purchase Exercise Notice (including whether Gilead will, in its sole discretion, elect to purchase all, none or some its allocation of Pre-Funded Warrants, if applicable), (b) notify the Company of any [**] and (c) select an anticipated closing date for the purchase of the Additional Shares subject to the Additional Shares Purchase Exercise Notice, which date shall be no later than the date that is five

(5) Business Days after the date that Gilead receives such Additional Shares Purchase Exercise Notice, in a written notice delivered to the Company within two (2) Business Days of receiving such Additional Shares Purchase Exercise Notice specifying such anticipated closing date (each an “Additional Shares Purchase Exercise Confirmation”). Each Closing of the sale of Additional Shares (each such closing, an “Additional Closing”) shall occur at 11:00 am (New York City time) on the date specified in such Additional Shares Purchase Exercise Confirmation; provided, that if any of the conditions set forth in Section 2.7 have not been satisfied or (to the extent permitted by law) waived by such date and time (other than those conditions that by their terms are to be satisfied at an Additional Closing), the Additional Closing shall occur on the second (2nd) Business Day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Section 2.7 (other than those conditions that by their terms are to be satisfied at an Additional Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), unless such other place, time and date shall be agreed in writing between the Company and Gilead (each such date, an “Additional Closing Date”).

2.4Initial Closing Deliverables.
2.4.1At the Initial Closing, the Company will deliver to Gilead:
(a)	a duly executed Cross-Receipt with respect to the Initial Shares;
(b)	a duly executed Investor Rights Agreement;
(c)	a certificate in form and substance reasonably satisfactory to Gilead and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Initial Closing set forth in Sections 2.6.1(a) and (b) of this Agreement have been fulfilled
(d)	evidence that the Company has delivered to the Transfer Agent irrevocable written instructions to issue the Initial Shares to Gilead in a form and substance acceptable to the Transfer Agent; and
(e)	a certificate of the secretary of the Company dated as of the Initial Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Initial Closing Date.
2.4.2At the Initial Closing, Gilead will deliver to the Company:
(a)	a duly executed Cross-Receipt with respect to the Initial Shares;
(b)	a duly executed Investor Rights Agreement; and

(c)	a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Gilead by an authorized officer of Gilead, certifying that the conditions to the Closing set forth in Sections 2.6.2(a) and (b) of this Agreement have been fulfilled.
2.5Additional Closing Deliverables.
2.5.1At each Additional Closing, if any, the Company will deliver to Gilead:
(a)	a duly executed Cross-Receipt with respect to the applicable Additional Shares;
(b)	a certificate in form and substance reasonably satisfactory to Gilead and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to such Additional Closing set forth in Sections 2.7.1(a) and (b) of this Agreement have been fulfilled;
(c)	evidence that the Company has delivered to the Transfer Agent irrevocable written instructions to issue the applicable Additional Shares to Gilead and/or establish a reserve account for the shares of Common Stock issuable upon the exercise of any Pre-Funded Warrants issued at such Additional Closing in a form and substance acceptable to the Transfer Agent;
(d)	a certificate of the secretary of the Company dated as of such Additional Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of such Additional Closing Date; and
(e)	a duly executed Pre-Funded Warrant exercisable for the number of shares of Common Stock indicated in the Additional Shares Purchase Exercise Notice, if applicable.
2.5.2At each Additional Closing, if any, Gilead will deliver to the Company:
(a)	a duly executed Cross-Receipt with respect to the applicable Additional Shares; and
(b)	a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Gilead by an authorized officer of Gilead, certifying that the conditions to such Additional

Closing set forth in Sections 2.7.2(a) and (b) of this Agreement have been fulfilled.

2.6Conditions to the Initial Closing.
2.6.1The obligations of Gilead hereunder in connection with the Initial Closing are subject to the following conditions being satisfied or waived:
(a)	The representations and warranties of the Company set forth in Section 3.1 hereof that are not qualified by materiality shall be true and correct in all material respects as of the Initial Closing Date and the representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct in all respects as of the Initial Closing Date.
(b)	The Company shall have complied in all material respects with its covenants hereunder as of the Initial Closing Date.
(c)	Xilio Development shall have duly executed and delivered the License Agreement, and such agreement shall be in full force and effect.
(d)	The Company shall have duly executed and delivered the Investor Rights Agreement, and such agreement shall be in full force and effect.
(e)	The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Initial Shares, all of which shall be in full force and effect.
(f)	All closing deliverables as required under Section 2.4.1 shall have been delivered by the Company to Gilead.
(g)	No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing, shall have been instituted or be pending before any Governmental Authority.
(h)	The Company shall have delivered to the Transfer Agent irrevocable written instructions to issue the Initial Shares to Gilead in a form and substance acceptable to the Transfer Agent.
(i)	The Company shall have filed with Nasdaq a Listing of Additional Shares Notification Form for the listing of the Initial Shares, if required, and Nasdaq shall not have raised an objection to the consummation of the transactions contemplated by this Agreement, the Investor Rights Agreement and the License Agreement in the absence of stockholder approval of such transactions.

(j)	The Company shall have delivered Valid Account Details, together with a Form W-9, to Gilead at least two (2) Business Days prior to the Initial Closing Date in a form and substance acceptable to Gilead.
(k)	No Material Adverse Effect with respect to the Company or its subsidiaries shall have occurred or be existing as of the Initial Closing Date.
(l)	The Principal Market shall not have commenced any final delisting proceedings against the Company.
(m)	[**].
2.6.2The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being satisfied or waived:
(a)	The representations and warranties of Gilead set forth in Section 3.2 hereof that are not qualified by materiality shall be true and correct in all material respects as of the Initial Closing Date and the representations and warranties of Gilead set forth in Section 3.2 hereof that are qualified by materiality shall be true and correct in all respects as of the Initial Closing Date.
(b)	Gilead shall have complied in all material respects with its covenants hereunder as of the Initial Closing Date.
(c)	Gilead shall have duly executed and delivered the License Agreement, and such agreement shall be in full force and effect.
(d)	Gilead shall have duly executed and delivered the Investor Rights Agreement, and such agreement shall be in full force and effect.
(e)	All closing deliverables required under Section 2.4.2 shall have been delivered by Gilead to the Company.
(f)	No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing, shall have been instituted or be pending before any Governmental Authority.
2.7Conditions to each Additional Closing.
2.7.1The obligations of Gilead hereunder in connection with each Additional Closing, if any, are subject to the following conditions being satisfied or waived:

(a)	The representations and warranties of the Company set forth in Section 3.1 that are not qualified by materiality shall be true and correct in all material respects as of such Closing Date and the representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct in all respects as of such Closing Date.
(b)	The Company shall have complied in all material respects with its covenants hereunder as of such Closing Date.
(c)	Each of the License Agreement (without regard to any partial termination thereunder) and the Investor Rights Agreement shall continue to be in full force and effect.
(d)	The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the applicable Additional Shares, all of which shall be in full force and effect.
(e)	All closing deliverables as required under Section 2.5.1 shall have been delivered by the Company to Gilead.
(f)	No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay such Additional Closing, shall have been instituted or be pending before any Governmental Authority.
(g)	The Company shall have delivered to the Transfer Agent irrevocable written instructions to issue the Additional Shares to Gilead and/or establish a reserve account for the shares of Common Stock issuable upon the exercise of any Pre-Funded Warrants issued at such Additional Closing in a form and substance acceptable to the Transfer Agent.
(h)	The Company shall have filed with Nasdaq a Listing of Additional Shares Notification Form for the listing of the applicable Additional Shares, if required, and Nasdaq shall not have raised an objection to the consummation of the transactions contemplated by this Agreement, the Investor Rights Agreement and the License Agreement in the absence of stockholder approval of such transactions.
(i)	The Company shall have delivered Valid Account Details, together with a Form W-9, to Gilead at least two (2) Business Days prior to such Additional Closing Date in a form and substance acceptable to Gilead.

(j)	No Material Adverse Effect with respect to the Company or its subsidiaries shall have occurred or be existing as of such Closing Date.
(k)	The Principal Market shall not have commenced any final delisting proceedings against the Company.
2.7.2The obligations of the Company hereunder in connection with each Additional Closing, if any, are subject to the following conditions being satisfied or waived:
(a)	The representations and warranties of Gilead set forth in Section 3.2 hereof that are not qualified by materiality shall be true and correct in all material respects as of such Closing Date and the representations and warranties of Gilead set forth in Section 3.2 hereof that are qualified by materiality shall be true and correct in all respects as of such Closing Date.
(b)	Gilead shall have complied in all material respects with its covenants hereunder as of such Closing Date.
(c)	Each of the License Agreement (without regard to any partial termination thereunder) and the Investor Rights Agreement shall continue to be in full force and effect.
(d)	All closing deliverables required under Section 2.5.2 shall have been delivered by Gilead to the Company.
(e)	No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay such Additional Closing, shall have been instituted or be pending before any Governmental Authority.
2.8Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to Gilead made under this Agreement.
2.9Beneficial Ownership Cap; Commercially Reasonable Efforts. During the period beginning on the date of this Agreement and ending on the later of (A) the first day following the Exercise Period and (B) the first day following the Lock-up Period (as defined in the Investor Rights Agreement), the Company shall not repurchase or redeem any shares of Common Stock or other securities of the Company (or take any other action) if such repurchase or redemption or other action would cause Gilead to Beneficially Own a number of shares of Common Stock equal to greater than 19.9% of the Company Capitalization immediately following such repurchase or redemption or other action, [**].

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Gilead as of the date hereof, as of the Initial Closing Date and as of any Additional Closing Date (except, in each case, (i) for the representations and warranties that speak as of a specific earlier date, which shall be made as of such date, and (ii) as otherwise set forth in the Disclosure Schedule, if any, delivered herewith or at such Additional Closing). Each such date is referred to as a Representation Date.
3.1.1Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company and each of its subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.1.2Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each subsidiary listed in Exhibit 21 to the Company’s most recent Annual Report on Form 10-K filed with the Commission are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens, pledges, security interests or other encumbrances.
3.1.3Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including the issuance and sale of the Shares by the Company) have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Company’s board of directors or the Company’s stockholders in connection herewith other than the Required Approvals (as defined below). This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) insofar as indemnification and contribution provisions may be limited by applicable law.
3.1.4No Conflicts; Filings, Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of the Company’s Restated Certificate of

Incorporation or Amended and Restated Bylaws, each as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party, or (iii) result in a violation of any law applicable to the Company, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, a Material Adverse Effect on the Company. The Company is not required to obtain any consent, waiver, approval, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in the United States in connection with the execution, delivery and performance by the Company of this Agreement (including the offer, sale or issuance of the Shares by the Company), other than the listing of the Shares on Nasdaq, filing a Form D with the Commission or as may be required under applicable state securities laws or the by-laws and rules of the Financial Industry Regulatory Authority (collectively, the “Required Approvals”).

3.1.5Issuance of Shares. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions on transferability under the Investor Rights Agreement and applicable federal securities laws. The Shares are not and will not be subject to any preemptive rights held by any holders of any security of the Company or any similar contractual rights granted by the Company to any Person.
3.1.6Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the audited financial statements included within the Company’s Annual Report on Form 10-K, originally filed with the Commission on March 2, 2023, except as specifically disclosed in a subsequent SEC Report, there has been no event, occurrence or development that has had or that could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the business, condition (financial or other), assets, liabilities or results of operations of the Company, taken as a whole.
3.1.7No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.
3.1.8Private Placement. Neither the Company nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by Gilead in Section 3.2 the Shares will be issued and sold to Gilead in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. The Company has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby, other than brokerage or finder’s fees or agent’s commissions or similar charges for which the Company is wholly responsible.

3.1.9SEC Reports, Financial Statements.
(a)	The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Company has delivered or made available (by filing on the Commission’s electronic data gathering and retrieval system (EDGAR)) to Gilead complete copies of its SEC Reports since January 1, 2023. As of its date, each SEC Report complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)	The financial statements, together with the related notes and schedules, of the Company included in the SEC Reports comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c)	The Common Stock is listed on Nasdaq, and the Company has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. Except for that certain notice from Nasdaq received on or about January 19, 2024 related to the minimum bid price requirement, the Company has not received any notification that, and has no knowledge that, the Commission or Nasdaq is contemplating terminating such registration or listing.
3.1.10Disclosure Controls; Accounting Controls. The Company’s internal control over financial reporting was effective as of the most recent date on which the Company completed an evaluation of the effectiveness of its internal control over financial reporting and the Company is not currently aware of any material weaknesses in its internal control over financial reporting. Except as may be disclosed in the SEC Reports, since the date of the latest audited financial statements of the Company, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its subsidiaries maintains disclosure controls and procedures (as such is defined in Rule 13a-15(e) under the Exchange Act) that are designed to comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding disclosures. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of the Company’s most recently filed Form 10-K (such date, the “Evaluation Date”). Except as may be disclosed in the SEC Reports, since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

3.1.11Capitalization and Voting Rights.
(a)	The authorized capital of the Company consists of: (i) 200,000,000 shares of Common Stock of which, as of February 29, 2024, (A) 27,613,263 shares were issued and outstanding, (B) 2,357,532 shares were reserved for future grants pursuant to the Company’s equity incentive plans (including its stockholder approved equity compensation plans and outstanding equity compensation arrangements that have not been approved by the Company’s stockholders) described in the SEC Reports, (C) 7,997,201 shares were issuable upon the exercise of stock options outstanding, (D) 481,500 shares issuable upon the vesting of restricted stock units, and (E) 701,244 shares reserved for future purchase pursuant to the Company’s employee stock purchase plan, and (ii) 5,000,000 shares of designated preferred stock, none of which shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of Common Stock (1) have been duly authorized and validly issued, (2) are fully paid and non-assessable and (3) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.
(b)	All of the authorized shares of Common Stock are entitled to one (1) vote per share.
(c)	Except as described or referred to in the SEC Reports, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Reports; or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to federal or state securities Laws or as set forth in this Agreement.

(d)	The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.
3.1.12Litigation. There is no action, charge, suit, proceeding, suit, litigation, arbitration, settlement or complaint(each an “Action”) by or before any Governmental Authority pending, nor, to the Company’s knowledge, any audits or investigations by or before any Governmental Authority to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits, proceedings, audits or investigations are threatened or contemplated by any Governmental Authority or threatened by others; and (a) there are no current or pending audits or investigations, actions, suits or proceedings by or before any Governmental Authority that are required under the Securities Act to be described in the SEC Reports that are not so described; and (b) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the SEC Reports that are not so filed.
3.1.13Licenses and Permits. The Company and its subsidiaries have made all filings, applications and submissions required by, possesses and is operating in compliance with, all approvals, licenses, certificates, certifications, clearances, consents, grants, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign Governmental Authority (including, without limitation, the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration or any other foreign, federal, state, provincial, court or local government or regulatory authorities including self-regulatory organizations engaged in the regulation of clinical trials, pharmaceuticals, biologics or biohazardous substances or materials) necessary for the ownership or lease of their respective properties or to conduct its businesses as described in the SEC Reports (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to have a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; all of the Permits are valid and in full force and effect, except where any invalidity, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any written notice relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material

Adverse Effect, or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course due to non-compliance with any applicable Law. To the extent required by applicable laws and regulations of the FDA, the Company or the applicable subsidiary has submitted to the FDA an Investigational New Drug Application or amendment or supplement thereto for each clinical trial it has conducted or sponsored or is conducting or sponsoring; all such submissions were in material compliance with applicable laws and rules and regulations when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions.

3.1.14Clinical Data and Regulatory Compliance.
(a)	Neither the Company nor any of its subsidiaries has failed to file with the applicable Governmental Authorities (including, without limitation, the FDA, or any foreign, federal, state, provincial or local Governmental Authority performing functions similar to those performed by the FDA) any required filing, declaration, listing, registration, report or submission, except for such failures that, individually or in the aggregate, would not have a Material Adverse Effect; all such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable laws when filed and no deficiencies have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has operated and currently is, in all material respects, in compliance with the United States Federal Food, Drug, and Cosmetic Act, all applicable rules and regulations of the FDA and other federal, state, local and foreign Governmental Authority exercising comparable authority.
(b)	The preclinical studies and tests and clinical trials described in the SEC Reports were, and, if still pending, are being conducted in all material respects in accordance with the experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company; the descriptions of such studies, tests and trials, and the results thereof, contained in the SEC Reports are accurate and complete in all material respects; the Company is not aware of any tests, studies or trials not described in the SEC Reports, the results of which reasonably call into question the results of the tests, studies and trials described in the SEC Reports; and the Company has not received any written notice or correspondence from the FDA or any foreign, state or local Governmental Authority exercising comparable authority or any institutional review board or comparable authority requiring the termination, suspension, clinical hold or material modification of any tests, studies or trials.

3.1.15Intellectual Property. (i) The Company and its subsidiaries own or have a valid license to all pending patent applications and issued patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property Rights”) used in or reasonably necessary to the conduct of their businesses in the manner described in the SEC Reports; (ii) the Intellectual Property Rights owned by the Company and its subsidiaries and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company and its subsidiaries, are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) neither the Company nor any of its subsidiaries has received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and, to the Company’s knowledge, none of the licensors, in relation to the Intellectual Property Rights licensed to the Company and its subsidiaries, have received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights licensed to the Company and its subsidiaries which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company or any of its subsidiaries, and any Intellectual Property Rights licensed to the Company and its subsidiaries, that would materially adversely affect the Company and its subsidiaries, taken as a whole; (v) neither the Company nor any of its subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of a third party in any material respect; (vi) all employees or contractors engaged in the development of material Intellectual Property Rights on behalf of the Company or any subsidiary of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company or the applicable subsidiary, and to the Company’s knowledge no such agreement has been breached or violated; (vii) the Company and its subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret; and (viii) all employees or contractors engaged in the development of material trade secrets on behalf of the Company or any subsidiary of the Company have executed a confidentiality agreement with the Company or any subsidiary of the Company.
3.1.16Sarbanes-Oxley. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings as such terms are used in the Sarbanes-Oxley Act.

3.1.17No Improper Practices. (a) Neither the Company nor and of its subsidiaries, nor any director, officer, or employee of the Company or any subsidiary nor, to the Company’s knowledge, any agent, Affiliate or other Person acting on behalf of the Company or any subsidiary has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of applicable law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any applicable law or of the character required to be disclosed in the SEC Reports; (b) no relationship, direct or indirect, exists between or among the Company or any subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or any subsidiary, on the other hand, that is required by the Securities Act to be described in the SEC Reports that is not so described; (c) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of them, on the one hand, and the directors, officers, or stockholders of the Company or any subsidiary, on the other hand, that is required by the rules of the Financial Industry Regulatory Authority to be described in the SEC Reports that is not so described; (d) there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (e) the Company has not offered, or caused any placement agent to offer, Common Stock to any person with the intent to influence unlawfully (i) a customer or supplier of the Company or any subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any subsidiary or (ii) a trade journalist or publication to write or publish favorable information about the Company or any subsidiary or any of their respective products or services, and, (f) neither the Company nor any subsidiary nor any director, officer or employee of the Company or any subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any subsidiary has (i) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), (ii) illegally promised, offered, provided, attempted to provide or authorized the provision of anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient, or securing any improper advantage; or (iii) made any payment of funds of the Company or any subsidiary or received or retained any funds in violation of any Anti-Corruption Laws.
3.1.18Sanctions.
(a)	The Company represents that, neither the Company nor any of its subsidiaries (collectively, the “Entity”), nor any director or officer of the Entity, nor, to the Company’s knowledge after reasonable due inquiry, any employee, agent, affiliate or representative of the Entity, is a government, individual or entity (an “Individual”) that is, or is owned or controlled by an Individual that:

(1)	is the subject of any applicable sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List and the U.S. Entity List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other applicable governmental entity or Governmental Authority (as amended, collectively, “Sanctions”), nor
(2)	is located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
(b)	The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Individual:
(1)	to fund or facilitate any activities or business of or with any Individual that, at the time of such funding or facilitation, is the subject of Sanctions or in any country or territory that is a Sanctioned Country in violation of Sanctions; or
(2)	in any other manner that will result in a violation of Sanctions by any Individual (including any Individual participating in the offer and sale of the Shares, whether as underwriter, advisor, investor or otherwise).
(c)	The Entity represents and covenants that for the past five (5) years, it has not engaged in, is not now engaging in, and will not engage in, any dealings or transactions with any Individual that at the time of the dealing or transaction is or was the subject of Sanctions or in any country or territory that is or was a Sanctioned Country in violation of Sanctions.
3.1.19Not an Investment Company. Neither the Company nor any of its subsidiaries is or, after giving effect to the offering and sale of the Shares, will be, an

“investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.1.20No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Shares contemplated by this Agreement, or to the Company’s knowledge, any Beneficial Owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.
3.1.21No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.
3.1.22Tax Matters. Since January 1, 2019, the Company and each of its subsidiaries have timely prepared and filed all income and other material tax returns required to have been filed by them with all appropriate Governmental Authorities and timely paid all taxes shown thereon, except as currently being contested in good faith and for which adequate reserves have been created in the financial statements of the Company, if such reserves are determined to be necessary or advisable by the Company. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods have been and are adequate, and there are no unpaid assessments against the Company or any of its subsidiaries nor any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority, except as would not, individually or in the aggregate, have a Material Adverse Effect. All taxes and other assessments and levies that the Company or any of its subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no tax liens or claims pending or, to the Company’s knowledge, threatened, against the Company or its of its subsidiaries or any of their assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect.
3.2Representations and Warranties of Gilead. Gilead hereby makes the following representations and warranties to the Company as of the date hereof, as of the Initial Closing Date and as of any Additional Closing Date (except, in each case, for the representations and warranties that speak as of a specific earlier date, which shall be made as of such date).
3.2.1Organization; Authority; Enforcement. Gilead is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted and as it is presently proposed to be conducted. Gilead has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Gilead and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Gilead and no further action is required by Gilead, Gilead’s board of directors or Gilead’s stockholders in connection herewith. This Agreement has been duly executed by Gilead and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Gilead enforceable against Gilead in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2No Conflicts; Filings, Consents and Approvals. The execution, delivery and performance of this Agreement by Gilead and the consummation by Gilead of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the Gilead’s Restated Certificate of Incorporation or Amended and Restated Bylaws, each as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Gilead is a party, or (iii) result in a violation of any law applicable to Gilead, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to result in a liability for the Company or prevent the consummation of this Agreement. Gilead is not required to obtain any consent, waiver, approval, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in the United States in connection with the execution, delivery and performance by Gilead of this Agreement.
3.2.3Gilead Status. At the time Gilead was offered the Shares, it was, and as of the date hereof it is either: (a) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (b) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Gilead is acting alone in its determination as to whether to invest in the Shares.
3.2.4Experience of Gilead. Gilead, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Gilead is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.
3.2.5Access to Information. Gilead acknowledges that it has had the opportunity to review the SEC Reports and has been afforded, (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (b) access to information (other than material non-public information) about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c)

the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.2.6Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Gilead has not, nor has any Person acting on behalf of or pursuant to any understanding with Gilead, directly or indirectly executed any purchases or sales, including any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock) of the securities of the Company during the period commencing as of the time that Gilead first received any materials setting forth the material pricing terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.
3.2.7Legends. Gilead understands and agrees that the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH THE SECURITIES COMMISSION OF ANY STATE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY AND THE COMPANY’S TRANSFER AGENT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

3.2.8Reliance on Exemptions. Gilead understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Gilead set forth in this Section 3.2 in order to determine the availability of such exemptions and the eligibility of Gilead to acquire the Shares.
3.2.9No Disqualification Events. Gilead is not subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES
4.1Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closings and the delivery of the Shares and any termination of this Agreement for the applicable statute of limitations.
4.2Legend Removal. The Company shall direct its transfer agent to remove the transfer restriction set forth in Section 3.2.7 applicable to any portion of the Shares that are restricted securities, upon the written request of Gilead, within two (2) Business Days of the Company’s receipt of such request, at such time as such portion of the Shares (a) are being sold by Gilead pursuant to Rule 144 or (b) may be transferred without the requirement that the Company be in compliance with the public information requirements and volume or manner-of-sale restrictions under Rule 144. Gilead, or if the Company’s transfer agent requires, the Company, shall provide such opinions of counsel reasonably requested by the Company’s transfer agent in connection with the removal of legends pursuant to this Section 4.2.
4.3Book Entry Statement. The Company hereby agrees to cause the Company’s transfer agent to deliver to Gilead a book entry share position for the applicable Shares registered in the name of Gilead within three (3) Business Days following each Closing.
4.4Capitalization Table. At any time prior to the expiration of the Exercise Period, as promptly as reasonably practicable following Gilead’s written request and in any event within five (5) Business Days after any such request, the Company shall provide Gilead with a summary capitalization table setting forth the then-current Company Capitalization.
4.5Confidentiality. Gilead covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, Gilead will maintain the confidentiality of the existence and terms of this transaction.
4.6Due Diligence. With respect to each proposed purchase of Additional Shares, upon Gilead’s request, including any such request made prior to delivery of an Additional Shares Purchase Exercise Notice, the Company shall expend commercially reasonable efforts cooperating with any due diligence review conducted by Gilead or its representatives in connection with such proposed purchase of Additional Shares, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as Gilead may request.
4.7Events of Default. An “Event of Default” shall be deemed to have occurred and be occurring at any time as any of the following events occurs and has not been cured:
4.7.1any final notice of institution of delisting proceedings with respect to the Common Stock from the Principal Market until such time as Company has moved its listing to another market or exchange constituting a Principal Market;
4.7.2the material breach of any representation or warranty on a Representation Date or any covenant under this Agreement, except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least twenty (20) Business Days;

4.7.3if any Person commences an Action against the Company pursuant to or within the meaning of any Bankruptcy Law and such Action is not dismissed or stayed within 45 calendar days;
4.7.4if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors;
4.7.5a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any subsidiary; or
4.7.6the License Agreement is terminated early for any reason.

In addition to any other rights and remedies under applicable law and this Agreement, including the Gilead termination rights under Section 5.5 hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company may not require and Gilead shall not be obligated to purchase any Additional Shares. If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company which is not dismissed or stayed within 45 days, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under Section 5.5.1(a) hereof shall affect the Company’s or Gilead’s obligations under this Agreement with respect to pending purchases and the Company and Gilead shall complete their respective obligations with respect to any pending purchases under this Agreement.

ARTICLE 5

MISCELLANEOUS
5.1Fees and Expenses. Each party shall pay all fees and expenses that it incurs (including on account of any of their respective advisers, counsel, accountants and other experts) in connection with the negotiation, preparation, execution and delivery of this Agreement, including all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to Gilead.
5.2Entire Agreement. This Agreement, the License Agreement, including the appendices and schedules attached thereto, and the Investor Rights Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (whether or not specifically stated), shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Section 5.3, and shall be deemed to have been given for all purposes (i) when received, if hand-delivered or sent by a reputable international expedited delivery service (with receipt confirmed), (ii) if given by e-mail, upon receipt of confirmation of receipt of an e-mail transmission (including automated confirmation of delivery) and (iii) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 5.3 is not intended to govern the day-to-day business communications necessary between the parties in performing their obligations under the terms of this Agreement (for which e-mail or other methods of communications shall suffice).
Waltham, MA 02451 [**]
If to the Company:	Xilio Therapeutics, Inc. Attention: Chief Operating Officer 828 Winter Street, Suite 300 Waltham, MA 02451 Email: [**]

With a copy to (which shall not constitute notice):	Wilmer Cutler Pickering Hale and Dorr LLP Attention: Cynthia T. Mazareas 60 State Street Boston, MA 02109 Email: [**]

If to Gilead:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: Alliance Management Email: [**]

With a copy to (which shall not constitute notice):	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: General Counsel Email: [**] Hogan Lovells US LLP 8350 Broad St. 17th Floor Tysons, VA 22102 Attention: [**] Email: [**]

5.4Amendments; Waivers. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by an authorized officer of each party. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
5.5Termination. This Agreement shall [**] terminate in the event that (a) the License Agreement terminates in its entirety for any reason or (b) the Company consummates any merger, consolidation or similar transaction, unless immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to hold, as a result of their holding of outstanding Common Stock and other securities entitled to vote for the election of directors of the Company immediately prior to the consummation of such transaction, in aggregate more than 50% of the outstanding Common Stock and other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction.
5.5.1This Agreement may also be terminated as follows:
(a)	By Gilead [**].
(b)	By Gilead [**].
5.5.2Any termination of this Agreement pursuant to Section 5.5.1(a) (except as otherwise set forth in Section 4.7) shall be effected by written notice from Gilead to the Company setting forth the basis for the termination hereof. No termination of this Agreement shall affect the Company’s or Gilead’s rights or obligations under this Agreement with respect to pending purchases and the Company and Gilead shall complete their respective obligations with respect to any pending purchases under this Agreement.
5.5.3If not earlier terminated, this Agreement shall automatically terminate upon the later of (A) the expiration of the Exercise Period and (B) the occurrence of all Additional Closings with respect to sales of Additional Shares under any Additional Shares Purchase Exercise Notice(s) made and duly given on or prior to the expiration of the Exercise Period.
5.6Construction; Headings. The terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)). Unless specified to the contrary, references to Articles or Sections shall refer to the particular Articles or Sections of or to this Agreement. The word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified. The word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement. The words “will” and “shall” shall have the same obligatory meaning. Provisions that require that a party or parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise. Words of any gender include the other gender. Words using the singular or plural number also include the plural or singular number, respectively. References to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments or any replacement law thereto, and any rules and regulations promulgated thereunder. All dollar-denominated amounts herein are in United States dollars. This Agreement has been prepared jointly and shall not be strictly construed against either party. Ambiguities, if any, in this Agreement shall not be construed against either party, irrespective of which party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

5.7Adjustments. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date of this Agreement, each reference in this Agreement shall be deemed to be amended to appropriately account for such event.
5.8Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
5.9Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party, provided, however, that Gilead may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Gilead. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.
5.10Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any third party any interest, rights (including any third party beneficiary rights), remedies, obligations, or liabilities with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as expressly provided in this Agreement.
5.11Publicity. Gilead shall have the right to provide comment on and approve before issuance any press release, filing with the Commission or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, Gilead or the purchase and sale of the Shares contemplated by this Agreement; provided, however, that the Company shall be entitled, without the prior approval of Gilead, to make any press release or other public disclosure (including any filings with the Commission) with respect to such transactions as is required by applicable law and regulations so long as the Company provides Gilead with a copy thereof as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure, unless a shorter timeframe is required by applicable law or the circumstances) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, the Company shall not be obligated to deliver Gilead a copy of any release or other public disclosure that contains information that is substantially similar to disclosure previously provided to Gilead pursuant to this Section 5.11.

5.12Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
5.13Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Gilead and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
5.14WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
5.15Attorneys’ Fees. In the event that any action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, each party shall bear its own fees, costs and expenses of enforcing any right of such party under or with respect to this Agreement.
5.16Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file (including any “.pdf” including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., a signature applied with DocuSign), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
5.17Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

5.18Investor Rights Agreement. For clarity, the parties agree and acknowledge that this Agreement is the “Purchase Agreement” under and as defined in the Investor Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of March 27, 2024.

Xilio Therapeutics, Inc.

By: /s/ René Russo

Name: René Russo

Title: President and Chief Executive Officer

Gilead Sciences, Inc.

By: /s/ Andrew Dickinson

Name: Andrew Dickinson

Title: Chief Financial Officer

Signature Page to Common Stock Purchase Agreement